Exhibit 23(b)
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
     We consent to the incorporation by reference in this Post-Effective Amendment No. 1 to Registration Statement No. 333-158387 on Form S-1 of our report dated February 18, 2010 relating to the financial statements of Oncor Electric Delivery Company LLC and subsidiary (which report expresses an unqualified opinion and includes an explanatory paragraph referring to the merger of EFH Corp. with Merger Sub on October 10, 2007), appearing in the Annual Report on Form 10-K of Oncor Electric Delivery Company LLC and subsidiary for the year ended December 21, 2009, and to the reference to us under the heading “Experts” in the Prospectus, which is part of such Registration Statement.
/s/ Deloitte & Touche LLP
Dallas, Texas
March 8, 2010